Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated May 5, 2026, except for the retrospective application for the share recapitalization described in Note 9, as to which the date is September 9, 2026, with respect to the financial statements of Elevation Acquisition Group Inc. included in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CBIZ CPAs P.C.

New York, NY

September 25, 2026